UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

United Insurance Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-35761
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

800 2nd Avenue S. Saint Petersburg, FL	33701
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☒

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is being filed to update the description of the Series A Junior Participating Preferred Share Purchase Rights (the “Rights”) of United Insurance Holdings Corp., a Delaware corporation (the “Company”), which were previously registered under the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to the Company’s Form 8-A filed on July 23, 2012 (the “Original 8-A”).

Item 1: Description of Registrant’s Securities to be Registered.

This amends the Original 8-A relating to the Rights issued under the Rights Agreement, dated as of July 20, 2012 (the “Original Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).

On August 17, 2016, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AmCo Holding Company, a North Carolina corporation (“AmCo”), RDX Holding, LLC, a Delaware limited liability company (the “Sole Stockholder”), certain equityholders of the Sole Stockholder party thereto (collectively, the “Sole Stockholder Member Parties”), Kilimanjaro Corp., a North Carolina corporation and a direct wholly-owned subsidiary of the Company and Kili LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, at the effective time of the first merger contemplated thereby, each issued and outstanding share of common stock of AmCo, will automatically be converted into a number of shares of common stock of the Company equal to 209,563.55 multiplied by the lesser of (a) one and (b) a fraction, the numerator of which is 130% of $14.81 and the denominator of which is the volume-weighted average closing sale price of common stock of the Company on Nasdaq for the thirty days preceding the date of the closing of the Mergers (the “Closing”). Immediately following the Closing, the Sole Stockholder will distribute the shares of common stock of the Company issued to it in connection with the transactions contemplated by the Merger Agreement (the “Merger Consideration”) to the equityholders of the Sole Stockholder (collectively, the “Sole Stockholder Members”).

On August 17, 2016, in connection with the signing of the Merger Agreement, the Company, the Sole Stockholder, R. Daniel Peed (“Peed”), and Peed FLP1, Ltd., L.L.P., a Texas limited liability partnership that is wholly-owned by Peed (“Peed FLP1” and together with Peed, the “Peed Stockholder”), entered into a Stockholders Agreement (the “Stockholders Agreement”). The Stockholders Agreement governs certain terms and conditions in respect of securities of the Company that will be held by the Peed Stockholder following the Closing, including the portion of the Merger Consideration to be distributed to the Peed Stockholder, as well as the Peed Stockholder’s relationship with and investment in the Company as of and from the Closing.

In connection with the entry into the Merger Agreement, the Company entered into the First Amendment to Rights Agreement, dated as of August 17, 2016, with the Rights Agent, to amend the terms of the Original Rights Agreement (as so amended, the “Rights Plan”) to provide, among other things, that the transactions contemplated by the Merger Agreement, including the issuance of shares to the Sole Stockholder and the distribution of those shares by the Sole Stockholder to its equityholders would not result in such persons being “acquiring persons” under the Rights Plan.

The Rights Agreement are described in the Original 8-A, and such descriptions, as amended hereby, are incorporated by reference herein. The Original Rights Agreement is included as an exhibit to the Company’s Current Report on Form 8-K filed July 23, 2012.

Item 2:     Exhibits.

Exhibit No.	Description of Document
3(a)
Second Amended and Restated Certificate of Incorporation (as amended to include the Certificate of Designations, Powers, Preferences and Rights of Series A Junior Participating Preferred Stock of United Insurance Holdings Corp.) (filed as exhibit 3.1 to the Form 10-Q filed on August 8, 2012, and incorporated herein by reference).

3(b)	Bylaws (included as exhibit 3.3 to the Form S-1 (Registration No. 333-143466), filed June 4, 2007, and incorporated herein by reference).

4(a)
Rights Agreement, dated as of July 20, 2012, between United Insurance Holdings Corp. and American Stock Transfer & Trust Company, LLC, which includes as Exhibit A thereto a summary of the terms of the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Right Certificate, and as Exhibit C thereto the Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 4.1 of United Insurance Holding Corp.’s Registration Statement on Form 8-A, filed with the SEC on July 23, 2012).

4(b)
First Amendment to Rights Agreement, dated as of August 17, 2016, between United Insurance Holdings Corp. and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 4.1 of United Insurance Holding Corp.’s Current Report on Form 8-K, filed with the SEC on August 19, 2016).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on behalf of the undersigned thereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:        /s/ B. Bradford Martz
Name:     B. Bradford Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: August 22, 2016